Exhibit 99.1

NEWS RELEASE

Allegheny Technologies Incorporated	Contact:
Corporate Headquarters	Dan L. Greenfield
1000 Six PPG Place	412-394-3004
Pittsburgh, PA 15222-5479 U.S.A. www.ATImetals.com

ATI Completes Asset Based Lending Revolving Credit Facility Agreement

Pittsburgh, PA – September 24, 2015 – Allegheny Technologies Incorporated (NYSE:ATI) today announced that it has closed on the previously announced Asset Based Lending (ABL) Revolving Credit Facility that replaces its $400 million revolving credit facility. The five-year $400 million ABL facility is collateralized by the accounts receivable and inventory of ATI’s domestic operations.

Compared to ATI’s previous revolving credit facility, the ABL facility contains no leverage or interest coverage ratios, and the borrowing costs are expected to be lower. There is no impact on ATI’s outstanding bonds as a result of replacing the previous facility with the ABL facility.

“The new ABL facility helps secure our solid liquidity position,” said Pat DeCourcy, Senior Vice President, Finance and CFO. “We are pleased to have received strong support on the new facility from our banking group.”

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.3 billion for the twelve months ended June 30, 2015. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.